Exhibit 21

SUBSIDIARIES OF VALMONT INDUSTRIES, INC.

Jurisdiction
Subsidiary	of Incorporation
Delta Ltd.	United Kingdom
Valmont Australia Pty. Ltd.	Australia
Valmont Coatings, Inc.	Delaware
Valmont Composite Structures, Inc.	Colorado
Valmont Group Pty. Ltd.	Australia
Valmont Group Holdings Pty. Ltd.	Australia
Valmont Holdings B.V.	The Netherlands
Valmont Industries Holland B.V.	The Netherlands
Valmont International Holdings, LLC	Delaware
Valmont Newmark, Inc.	Delaware
Valmont Queensland Pty. Ltd.	Australia
Valmont Telecommunications, Inc.	Delaware